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                           [Ropes & Gray Letterhead]

                                                                       EXHIBIT 5



                               September 26, 1997



Nortek, Inc.
50 Kennedy Plaza
Providence, Rhode Island 02903

Ladies and Gentlemen:

      This opinion is rendered to you in connection with a registration statement (the "Registration Statement") on Form S-4 filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the exchange offer (the "Exchange Offer") by Nortek, Inc. ("Nortek") to exchange its $310,000,000 9 1/8% Series B Notes due 2007 (the "Exchange Notes") for its outstanding $310,000,000 9 1/8% Series A Notes due 2007 (the "Original Notes"). The Original Notes were, and the Exchange Notes are to be, issued pursuant to the provisions of an indenture (the "Indenture") entered into between Nortek and State Street Bank and Trust Company, a national banking association, as Trustee (the "Trustee").

      We have acted as special counsel for Nortek in connection with the Exchange Offer and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary. We express no opinion as to the laws of any jurisdiction other than those of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We call your attention to the fact that each of the Indenture and the Exchange Notes provides that it is to be governed by the laws of the State of New York. For purposes of the opinion provided herein, we have assumed with your permission that the Indenture and the Exchange Notes would be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice of law or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

      Based upon the foregoing, we are of the opinion that, when the Exchange Notes have been duly authorized, executed, issued and delivered as provided in the Indenture, and delivered in exchange for the Original Notes, as described in the Registration Statement, and assuming due authentication by the Trustee, the Exchange Notes will constitute valid and
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Nortek, Inc.                          -2-                     September 26, 1997

binding obligations of Nortek, enforceable against Nortek, in accordance with their terms, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally (including, without limitation, Section 548 of Title 11 of The United States Code and fraudulent conveyance or similar provisions of state law) and
(ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

      We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

      It is understood that this opinion is to be used only in connection with the Exchange Offer while the Registration Statement is in effect.

                                        Very truly yours,

                                        /s/ Ropes & Gray

                                        Ropes & Gray